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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Mexican Restaurants, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-2271) on Form S-8 of Mexican Restaurants, Inc. of our report dated March 28, 2005, relating to the consolidated balance sheets of the Mexican Restaurants, Inc. and subsidiaries as of December 28, 2003 and January 2, 2005 and, the related consolidated statements of income, stockholders' equity and cash flows for the each of the years in the three-year period ended January 2, 2005, which report appears in the January 2, 2005 Annual Report on Form 10-K of Mexican Restaurants, Inc.

                                               KPMG LLP

Houston, Texas
March 28, 2005